Exhibit 10.1
July [__], 2024
Via email
[NAME]

Re: Project Axiom Transaction Bonus

Dear [NAME]:
In recognition of your ongoing outstanding contribution to Project Axiom, the sale of the Global Payroll and Professional Services businesses pursuant to the terms of that certain Stock and Asset Purchase Agreement, dated as of March 20, 2024, (the “Business Transaction”), and your continuing contribution to the post-transaction work, Alight Solutions LLC (“Alight” or “the Company”) is offering a discretionary bonus to recognize your achievements and continued efforts (“Transaction Bonus”). The terms and conditions for your receipt of the Transaction Bonus are described by this letter agreement.
The Transaction Bonus of [____] USD, less all applicable tax withholdings and deductions, is contingent on the terms and conditions described below.
1Your performance is satisfactory, as determined in Alight's sole discretion. Satisfactory performance will include, but is not limited to, fulfillment of your duties, upholding Alight’s company values, and otherwise meeting Alight’s expectations.
2You remain employed by the Company for twelve (12) months following Closing Date (“the Retention Period”).
3Alight has not given you notice of its intent to terminate your employment for Cause.
4Alight has not been notified of, or determined that, you: engaged in fraud, willful misconduct or gross negligence in the performance of your duties; violated the terms of any agreement(s) you have with Alight; violated Alight’s Code of Conduct; were indicted, convicted, or plead guilty to a felony or crime of moral turpitude (i.e. crimes involving fraud, theft, deceit, murder, and evil intent); or engaged in any other act or omission that could give rise to a termination for cause.

Payment of Transaction Bonus
The Transaction Bonus will be payable to you within 30 days of Alight’s receipt of this signed agreement.

Termination or Failure to Satisfy Payment Conditions and repayment Obligations
Resignation. If you voluntarily terminate your employment with Alight (including resignation and/or retirement) before the payment date, or within the Retention Period, you will forfeit any right to this Transaction Bonus. You further understand and agree that if you voluntarily terminate your employment with Alight within the Retention Period, you agree you will repay the full amount (including applicable tax withholdings and deductions) of this Transaction Bonus before, or within thirty (30) days after, the termination of your employment. Should the Company incur any costs to recover the Transaction Bonus repayment, you will be responsible for reimbursing Alight for any fees or costs of collection.
Termination (other than for Cause). If Alight terminates your employment prior to the payment date for reasons other than for Cause, you will receive full payment of the Transaction Bonus, less all applicable taxes, withholdings, and deductions. The Transaction Bonus will be paid to you in a single lump sum cash payment within 60 days after your termination date. Payment remains subject to all stated conditions.
Termination for Cause or Violation of Post-Termination Obligations. If Alight terminates your employment for “Cause” at any time before the Transaction Bonus is paid, you will forfeit any right to the Transaction Bonus. If the Company terminates your employment for Cause during the Retention Period, or you violate any post-termination obligations to the Company, including but not limited to restrictive covenants under any employment agreement or equity award agreement within twelve (12) months of the Closing Date, you will repay the full amount (including applicable tax withholdings and deductions) of this Transaction Bonus before, or within thirty (30) days after, the termination of your employment, or in the event of a violation of post-termination obligations, within thirty (30) days of written demand from the Company. Should the Company incur any costs to recover the Transaction Bonus repayment, you will be responsible for reimbursing Alight for any fees or costs of collection. For the purpose of this letter agreement, termination for “Cause” means termination as a result of: (i) performing an act of dishonesty, fraud, theft, embezzlement, or misappropriation involving your employment with or service to Alight or any of its affiliates; (ii) engaging in gross negligence in the performance of your duties; (iii) breach of your duty of loyalty to Alight or its affiliates; (iv) engaging in unlawful discrimination in employment, as determined by Alight; (v) violation of Alight’s Code of Conduct and/or similar policies; (vi) noncompliance with any non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations to which you are subject; or (vii) performing any criminal act resulting in a criminal felony charge brought against you or a criminal conviction against you (other than conviction for a minor traffic violation).
Miscellaneous
Your employment remains at-will, meaning that you and Alight may terminate your employment relationship at any time, with or without cause and with or without notice.
This letter agreement contains all understandings and representations between you and Alight regarding the Transaction Bonus and supersedes any and all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any Transaction Bonus. This letter agreement may not be amended or modified unless in writing and signed by you and Alight.
This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and shall be construed and administered in accordance with Section 409A, as applicable.
This letter agreement and all related documents are governed by, and construed in accordance with, the laws of Illinois, in the United States of America, without regard for conflict of laws.
To indicate your agreement with the terms outlined in this letter agreement, sign below and return the signed copy via DocuSign on or before [DATE].

Sincerely,
[NAME] [TITLE]
Agreed to and accepted by:

______________________ [NAME] Date: _________________